PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 5th day of September, by and between HTS Image Ltd., of business address at_____________________, Israel, Quest Solution, Inc. a Delaware company (together the “Company”) and Neev Nissenson (“Executive”).

WHEREAS Company wishes to employ Executive in the Position (as defined hereunder) as of the Commencement Date of Employment and throughout the Term (as such terms are defined hereunder), and Executive agrees to be so employed by Company; and

WHEREAS the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.	Representations and Warranties. Executive represents and warrants to Company that he is free to be employed by Company pursuant to the terms contained in this Agreement and there are no contracts and/or impediments and/or restrictive covenants preventing full performance of the Executive’s duties and obligations hereunder.

2.	Term. Executive’s employment with the Company shall commence as of October 10, 2019 (the “Commencement Date of Employment”) and shall continue until terminated in accordance with the provisions of Section 10 hereof (the “Term”).

3.	Position

3.1.	Executive shall be employed by Company in the position of a Chief Financial Officer (the “Position”), at a full-time scope of employment

3.2.	Regular work day in the Company shall be of 9 hours per day and Executive’s weekly rest day is Friday & Saturday.

3.3.	Executive will be reporting to the CEO, Shai Lustgarten. As a full-time employee, the Company requires that you devote your full business time, attention, skills and efforts to the duties and responsibilities of your position. During Executive’s employment with the Company, Executive’s authority and responsibilities may be stipulated from time to time, by the company’s CEO.

4.	Executive’s Duties. Executive affirms and undertakes throughout the Term: (a) to devote his working time, know-how, energy, expertise, talent, experience and best efforts, as shall be required, to the business and affairs of Company and to the performance of his duties with Company; (b) to perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position; (c) to comply with all of Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by Company from time to time; (d) not to receive, at any time, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with Company; (e) to immediately and without delay inform the Company’s board of directors of any affairs and/or matters that might constitute a conflict of interest with Executive’s Position and/or employment with Company; (f) not to use any trade secrets or proprietary information in such a manner that may breach any confidentiality and/or other obligation Executive may have undertaken relating to any former employer(s) and/or any third party; and (g) to maintain the terms and conditions of this Agreement in strict confidence.

5.	Compensation

5.1.	Company shall pay Executive a monthly gross salary in the amount of NIS 35,200 (the “Base Salary”) as of the Effective Date. The Base Salary shall be adjusted according to the governmental directives published from time to time and binding on the Company (Tzavei Harchava) with respect to cost-of-living increases (Tosefet Yoker).

5.2.	In addition, the Company shall pay the Executive a monthly amount of NIS 8,800 as global compensation for overtime and extra hours (Shaot Nosafot) as such term is defined in the Work and Rest Hours Law (the “Global Overtime Compensation”). The Base Salary together with the Global Overtime Compensation shall be referred to herein as the “Salary”

5.3.	The Salary shall be payable in accordance with the Company’s customary payroll procedures, but not later than on the tenth (10h) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

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5.4.	The Salary shall serve as the basis for calculation of the deductions and contributions to managers’ insurance policy pursuant to section 6.1 hereunder and to the Advanced Study Fund pursuant to Section 6.2 hereunder, and for the calculation of all social benefits. Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.

6.	Bonus

6.1.	Executive Bonus Plan. Executive shall be eligible to participate in the Company’s (Quest Solution) Executive Bonus Plan, as it may exist from time to time, which will include both cash and stock components and be based on measurable objectives established by the Quest Solution’s Board of Directors for achievement in free cash flow, EBITDA, cost reduction, and/or any other factors the Board of Directors selects in its sole discretion.

6.2.	Nasdaq/NYSE up listing bonus. In addition to the above, should the Company’s stock begin trading in the NASDAQ/NYSE mkt Stock Exchanges during the term of this agreement, the Executive will be entitled to a $ 5,000 onetime bonus payment which shall be paid on the 1st day that the QUEST shares become traded in the NASDAQ/NYSE mkt.

6.3.	Early filing of annual 10K report. In addition to the above, should the Company file it annual report 10K earlier than one month before the filing deadline executive shall be entitled to a bonus of $8,000

6.4.	Timely filing of annual 10K report. In addition to the above, should the Company file it annual report 10K later than one month before the filing deadline but nonetheless before the deadline the executive shall be entitled to a bonus of $5,000

6.5.	Early filing of quarterly 10Q report. In addition to the above, should the Company file it quarterly report 10Q earlier than two weeks before the filing deadline executive shall be entitled to a bonus of $5,000

6.6.	Timely filing of quarterly 10Q report. In addition to the above, should the Company file it annual report 10K later than two weeks before the filing deadline but nonetheless before the deadline the executive shall be entitled to a bonus of $3,000

6.7.	Cost reduction bonus In addition to the aforementioned, should the Company’s costs go down during the term, the executive shall be entitled to a bonus stipulated by the board if at all.

6.8.	Excess sales bonus. In addition to the aforementioned, in the event that Company’s gross revenue exceeds $66,000,000 in a calendar year during the term of this agreement, the Executive shall be entitled to a bonus stipulated by the board if at all.

6.9.	M&A transaction bonus In addition to the aforementioned, M&A bonus: should an M&A transaction occur during the term, the executive shall be entitled to a bonus stipulated by the board if at all.

6.10.	Raising of equity funds bonus. In addition to the aforementioned, in the event that the Company closes on an equity capital raise transaction or transactions the executive shall be entitled to a bonus stipulated by the board if at all.

7.	Stock Grants or Options, (a), Executive shall be eligible to receive additional performance-based stock options or grants in the Company, which will be determined during the duration of Executive’s employment with the Company (the “Employment Period ) and offered both at times and in amounts subject to the Board of Directors’ sole discretion. All such stock options or grants shall be subject to a vesting schedule determined by the Board of Directors.

7.1.	(b)Within thirty days of this Agreement, Quest Solution, Inc. shall grant Executive options to purchase 700,000 shares of the Common Stock (the “Signing Options”) of Quest Solutions, Inc. The Signing Options shall be priced at the closing price on the date as of the signing of this Agreement and shall vest immediately in equal quarterly installments over 8 quarters. These options shall expire on September 30, 2023.

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8.	Social and Fringe Benefits

8.1.	Managers’ Insurance Pension Arrangements and social benefits commensurate with customary executive roles in Israel’s high tech industry.

The Company shall insure the Executive under an accepted ‘Managers Insurance’ plan (the “Managers Insurance Policy”) or Pension Fund (the “Pension Fund”), at Executive’s choice, as follows:

8.1.1.	Pension Fund. With respect to such part of the Salary for which allowances will be made into a Pension Fund, the contribution to the Pension Fund shall be calculated, based on such applicable share of the Salary, as follows: 8.33%, towards severance pay and 6.5% towards compensatory payment. Executive shall contribute, and for that purpose he hereby irrevocably authorizes and instructs Company to deduct from the Base Salary at source, an aggregate monthly amount equal to 6% of the Salary as Executive’s premium in respect of the compensatory payments component.

8.1.2.	Managers’ Insurance. With respect to such part of the Salary for which allowances will be made into a Managers’ Insurance policy, the Company’s contribution to Managers’ Insurance shall be calculated, based on such applicable share of the Salary, as follows: (i) 8.33% towards severance pay; and (ii) 6.5% towards compensatory payments. It is hereby clarified, that Company’s allowances towards compensatory payments includes payments by company towards a disability insurance, in a rate which shall provide for a disability allowance equal to seventy-five percent (75%) of the Executive’s Salary during the disability period of Executive, but not more than 2.5%. In any event, (i) in case the Company shall have to increase allowances for the disability insurance, so that Company’s allowances towards compensatory payments hereunder shall increase beyond 6.5%, the Company shall not be required to make allowances of more than 7.5% of the Salary towards the managers’ insurance and disability insurance combined; (ii) the Company shall not make allowances less than 5% towards the compensatory payments. In addition, Executive shall contribute, and for that purpose he hereby irrevocably authorizes and instructs Company to deduct from the Salary at source, an aggregate monthly amount equal to 6% of the Salary as Executive’s premium in respect of the compensatory payments component.

8.1.3.	The Executive will bear any and all taxes applicable to the Executive in connection with amounts paid by the Executive and/or the Company to the Managers’ Insurance Policy under this Section 6.1.

8.1.4.	Company and Executive, respectively declare and covenant that as evidenced by their respective signatures, they hereby undertake to be bound by the general settlement authorized as of 9.6.98 pertaining to Company’s payment to the benefit of pension funds and insurance funds, in place of severance payment in pursuance of the Severance Pay Law, 1963, attached hereto as Exhibit A.

8.1.5.	It is further agreed that such payment contribution made by Company towards the Manager’s Insurance Policy as above mentioned, shall be in place of severance payment due to Executive under any circumstances in which Executive shall be entitled to severance payment subject to the applicable law, including but not limited to the Severance Pay Law, 1963.

8.2.	Advanced Study Fund

8.2.1.	In addition to the Salary, Company shall contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”) acceptable to Company.

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8.2.2.	Executive shall contribute, and for that purpose, Executive hereby irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Executive’s participation in such Advanced Study Fund.

8.2.3.	Executive shall bear any and all taxes applicable in connection with amounts payable by Executive and/or Company to the Advanced Study Fund pursuant to this Section 6.2.

8.2.4.	Notwithstanding the foregoing, in the event that the Salary shall exceed the recognized ceiling for withholdings that are exempted from taxes under the provisions of applicable law in effect from time to time (the “Advanced Study Fund Ceiling”), Company shall contribute that amount which is equal to 7.5% of the Advanced Study Fund Ceiling only, and Executive shall contribute that amount which is equal to 2.5% of the Advanced Study Fund Ceiling only.

8.2.5.	For the removal of doubt it is hereby clarified, that in the event of termination of Executive’s employment under this Agreement for any reason other than a Termination for Cause (as defined hereinafter) Executive shall be entitled to all sums accumulated in the Advanced Study Fund. In the event of a Termination for Cause (as defined hereinafter) Executive shall not be entitled to any of Company’s contributions to the Advanced Study Fund made during the Term

8.3.	Vacation

Executive shall be entitled to annual leave of 28 days. The scheduling of each vacation shall be coordinated with the company CEO.

8.4.	Sick Leave

Executive shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law, 1976.

8.5.	Recreation Pay

Executive shall be entitled to annual recreation pay (Dmey Havra’a) in an amount to be determined in accordance with Israeli regulations as in effect from time to time with respect to such pay.

8.6.	Company Car, reimbursement and equipment

8.7.	The Executive shall be entitled to the use of a new family Company car, which shall be leased or rented by the Company for use by the Executive in accordance with the Company’s policy. The Company shall pay all expenses in connection with the car, and shall reimburse the Executive for all income taxes imposed in connection with his use of the car by way of grossing up (“GILUM”)

8.8.	The Executive shall be entitled to receive prompt reimbursement of direct expenses reasonably incurred by him in connection with the performance of his duties hereunder provided that written receipts are produced for the same and approved by the Company.

8.9.	The Company shall furnish the Executive with a mobile phone and a laptop and reimburse the Executive for expenses in connection therewith.

9.	Proprietary Information and Confidentiality

9.1.	Executive is aware that in the course of his employment with Company during the Term and/or in connection therewith, Executive may have access to, and be entrusted with, technical, proprietary, sales, legal, financial, and other data and information with respect to the affairs and business of the Company, its affiliates, customers and suppliers, and including information received by Company from any third party subject to obligations of confidentiality towards said third party, all of which data and information, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as “Proprietary Information”, which, by way of illustration but not limitation, shall include trade and business secrets, processes, patents, Improvements, ideas, inventions (whether reduced to practice or not), techniques, products, and technologies (actual or planned), financial statements, marketing plans, strategies, forecasts, customer and/or supplier lists and/or relations, research and development activities, formula, data, know-how, designs, discoveries, models, computer hardware and software, drawings, dealings and transactions, except for such information which, on the date of disclosure, is, or thereafter becomes, available in the public domain or is generally known in the industry through no fault on the part of Executive.

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9.2.	Executive agrees and declares that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual property rights in connection therewith, are and shall remain the sole property of Company and its assigns.

9.3.	During the Term and thereafter, Executive shall keep in confidence and trust all Proprietary Information, and any part thereof, and will not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing Executives’ duties pertaining to the Company and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity.

9.4.	Without derogating from the generality of the foregoing, Executive agrees as follows:

9.4.1.	He will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Proprietary Information, or any part thereof, without the prior written consent of Company, except as may be necessary in the performance of his duties pertaining to the Company;

9.4.2.	He shall exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and will take all reasonable steps necessary to ensure the maintaining of confidentiality;

9.4.3.	He shall not enter into the data bases of Company for any purpose whatsoever, including, without limitation, review, download, insert, change, delete and/or relocate any information, except as may be necessary in the performance of his duties pertaining to the Company;

9.4.4.	Upon termination of his employment, and/or as otherwise requested by Company, he shall promptly deliver to Company all Proprietary Information and any and all copies thereof, in whatever form, that had been furnished to Executive, prepared thereby and/or came to his possession in any manner whatsoever, during and in the course of his employment with Company, and shall not retain and/or make copies thereof in whatever form.

9.5.	Executive acknowledges that any breach by him of his obligations pursuant to this Section 7 would cause substantial damage for which the Company shall hold his liable.

9.6.	The provisions of this Section 7 shall apply also to any Proprietary Information disclosed to Executive prior to Commencement Date of Employment, and shall survive termination of this Agreement and shall remain in full force and effect at all times thereafter.

10.	Non-Competition and Non-Solicitation

10.1.	Executive hereby covenants that throughout the Term and for a period of twelve (12) months following the effective date of termination of Executive’s employment howsoever arising thereafter, Executive will not:

10.1.1.	Engage, directly or indirectly, whether independently or as an Executive, consultant or otherwise, including by way of ownership of more than 5% of the issued and outstanding share capital (on a fully diluted and as converted basis) of a corporation, through any corporate body and/or with or through others, in any activity, company, corporation, partnership, joint venture and/or other entity of any sort, competing directly with the actual and/or planned activities and/or products of the Company and its affiliates, as same have existed and shall exist from time to time during the Term and thereafter as shall exist at the effective date of termination of his employment with Company.

10.1.2.	Whether on his own account and/or on behalf of others, in any way offer, solicit, interfere with and/or endeavor to entice away from Company and/or any of its affiliates, any person, firm or company with whom Company and/or any of its affiliates shall have any contractual and/or commercial relationship as an Executive, consultant, licenser, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on or prior to the effective date of termination of Executive’s employment with Company.

10.2	Executive hereby acknowledges that the provisions of this Section 8 derive from his access to Proprietary Information, and are reasonable and fair.

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11.	Inventions

11.1.	Executive agrees to promptly and from time to time fully inform and disclose to Company all inventions, designs, improvements and discoveries which Executive now has or may hereafter have during the Term which pertain to or relate to the Company and its business, as now being conducted and as proposed to be conducted, or to any experimental work performed by Company, whether conceived by Executive alone or with others and whether or not conceived during regular working hours. (“Inventions”).

11.2.	All Inventions, and any and all rights, interests and title therein, shall be the exclusive property of Company and Executive shall not be entitled, and hereby waives now and/or in the future, any claim to any right, compensation and/or reward in connection therewith.

11.3.	In the event that by operation of law, any Invention shall be deemed Executive’s, the Executive hereby assigns and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its designee any and all of his foregoing rights, titles and interests, on a worldwide basis and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions. To the extent necessary, Executive shall, during the Term or at any time thereafter, execute all documents and take all steps necessary to effectuate the assignment to Company and/or its designee and/or to assist Company to obtain the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, and to protect same against infringement by any third party. This provision shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

11.4.	The provisions of this Section 9 shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.

11.5.	Without derogating from anything hereinabove, the Company shall be the sole and exclusive owner of any and all materials, including, without limitation, any and all original works of authorship, and all materials, texts, reports, data, and other recorded information, in preliminary or final form, prepared by Consultant as part of the Services (the “Work Product”), including any and all copyrights therein and moral rights. Without derogating from the foregoing, Executive shall not claim any rights of ownership or license to Work Product, including without limitation copyrights and moral rights pertaining to the Services and the Work Product.

It is hereby clarified that Executive will not be entitled to any further consideration for such undertakings, expressly including no entitlement to royalties or any other compensation for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”). This clause constitutes an express waiver of any rights Executive may have under Section 134 of the Patent Law.

12.	Term & Termination

12.1.	Except as otherwise provided for herein, the term of this Agreement shall commence on the Commencement Date of Employment and continue thereafter for two (2) years (the “Term”). The Term shall be automatically renewed for successive one (1) year period. At that time, the parties will address and negotiate in good faith any mutually agreeable extension or replacement of this Agreement. Even so, the parties agree that the employment with the Company during the Term and the extension period, notwithstanding the provisions of this Agreement or the potential for any extensions thereof or subsequent agreements, may be terminated by either Executive or the Company after the first year, for any or no reason, with or without Cause (as defined below), and pursuant to the terms provided below.

12.2.	Either party may, after the first year, furnish the other party hereto with a written notice that this Agreement is terminated (“Termination Notice”). The Termination Notice may be with or without cause and must be furnished to the other party, at least 90 ( ninety) days prior to the Termination Notice having effect (“Notice Period”). The Termination Notice shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective.

12.3.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

12.3.1.	During the Notice Period, Executive shall be obligated to continue to discharge and perform all of his duties and obligations with Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Executive during the course of his employment with Company.

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12.3.2.	Notwithstanding the above, Company shall be entitled to waive Executive’s services with Company during the Notice Period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice Period; in such events Company shall pay Executive the Salary and provide Executive with, or, in the event of termination of the employer-Executive relationship prior to the completion of the Notice Period, pay Executive the value of, the social and fringe benefits as detailed in Section 6, to which he would otherwise be entitled for the duration of the Notice Period, or any part thereof.

12.3.3.	For the removal of doubt, it is clarified that, in the event Company waives any and/or all of Executive’s services with Company during the Notice Period as aforesaid, Executive shall, immediately, upon receipt of notice of such waiver, return to Company any and all equipment provided to his for purposes of the performance of his duties under this Agreement.

12.4.	The provisions of Sections 10.1 and 10.2 above notwithstanding, Company, by furnishing a notice to Executive, shall be entitled to terminate his employment with Company with immediate effect where said termination is a Termination for Cause. In the event of such termination, without derogating from the rights of Company under this Agreement and/or any applicable law, Executive shall not be entitled to severance pay and/or to any of the consideration specified in Section 10.2 above. In addition, and in the event of the circumstances set forth in Section 6.1.6 above, Executive shall not be entitled to the Company’s contributions to the Manager’s Insurance Policy and/or to the Advanced Study Fund.

12.5.	As used in this Agreement, the term “Termination for Cause” shall mean termination of Executive’s employment with Company as a result of the occurrence of any one of the following: (i) Executive has committed a dishonorable criminal offense; (ii) Executive is in breach of his duties of trust or loyalty to Company; (iii) Executive deliberately causes harm to Company’s business affairs; (iv) Executive breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of this Agreement; and/or (v) circumstances that do not entitle Executive to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

12.6.	Notwithstanding anything to the contrary in Section 10.2 above and without derogating from Company’s rights pursuant to any applicable law, in the event that Executive shall terminate his employment with Company with immediate effect or upon shorter notice than the Notice Period, Company shall have the right to offset the Salary and/or any benefits to which Executive shall have otherwise been entitled for his employment hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to Executive.

12.7.	Upon termination of Executive’s employment with Company, and as a condition to the fulfillment of Company’s obligations, if any, towards Executive at such time, Executive affirms and undertakes to transfer his Position to his replacement, as shall be determined by Company, in an efficient, complete, appropriate and orderly manner, and to fulfill his obligations under the provisions of the Sections 7 through 9 above.

13.	General Provisions

13.1.	Executive shall not be entitled to any additional bonus, payment or other compensation in connection with his employment with Company, other than as provided herein.

13.2.	Company shall withhold, or charge Executive with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Executive in connection with his employment with Company.

13.3.	Company shall be entitled to offset from any and/or all payments to which Executive shall be entitled thereof, any and/or all amounts to which Company shall be entitled from Executive at such time.

13.4.	Either party’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent such party thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

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13.5.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

13.6.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the State of Israel in any dispute related to this Agreement.

13.7.	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, and supersedes all prior agreements and understandings between the parties with respect thereto.

13.8.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof. Words in the masculine gender shall include the feminine gender.

13.9.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duly authorized representatives.

13.10.	This Agreement shall constitute a “Notice regarding details of Terms of Employment” (the “Notice”) pursuant to the Notice to Executive Law (Terms of Employment), 2002.

13.11.	Nothing in this notice and/or agreement shall derogate from any right Executive is entitled to according to any law, extension order, collective bargain agreement, or any other contract concerning Executive’s terms of employment

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

EMPLOYEE

/s/ Neev Nissenson
Company.

By:	/s/ Shai Lustgarten

Title:

Quest Solution, Inc.

By:	/s/ Shai Lustgarten

Title:	CEO

Exhibit A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a)	To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(2)	131/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(3)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(4)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -

(a)	The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)	The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(5)	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.